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                                                                     EXHIBIT 8.1


                                                   November 28, 1995



  EMC Corporation
  171 South Street
  Hopkinton, Massachusetts 01748

  Ladies and Gentlemen:

          You have requested our opinion regarding the discussions of the material U.S. federal income tax consequences under the captions "SUMMARY--The Merger--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" in the Consent Solicitation/Prospectus (the "Consent Solicitation/Prospectus") which will be included in Amendment No. 1 to the Registration Statement on Form S-4 (33-63993) (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Consent Solicitation/Prospectus relates to the proposed merger of EMC Merger Corporation 1995, a wholly owned subsidiary of EMC Corporation, with and into McDATA Corporation. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In rendering our opinion, we have reviewed the Consent Solicitation/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

          Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY--The Merger--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" in the Consent Solicitation/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

          This opinion is being furnished in connection with the Consent Solicitation/Prospectus. You may rely upon and refer to the foregoing opinion in the Consent Solicitation/Prospectus. Any variation or difference in the facts from those set forth or assumed either herein or in the Consent Solicitation/Prospectus may affect the conclusions stated herein.

          In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "SUMMARY--The Merger--Certain Federal Income Tax Consequences" and "THE MERGER--Certain Federal Income Tax Consequences" in the Consent Solicitation/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,


                                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM